Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2015, relating to the consolidated financial statements and financial statement schedule of Connecture, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Connecture, Inc. and Subsidiaries for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

January 6, 2016